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EXHIBIT  99A


U  S  WEST  COMMUNICATIONS,  INC.
1801  California  Street
Denver,  CO  80202

[U  S  WEST  Communications  logo  and  registered  mark]

News  Release

Release  Date:                    April  25,  1997

Contact:                    Dave  Banks,  303-804-6752


                  U S WEST COMMUNICATIONS' EARNINGS PER SHARE
                       UP 11.5 PERCENT IN FIRST QUARTER
     - CONTINUED HEALTHY REVENUE GROWTH AND COST CONTROLS DRIVE RESULTS -

ENGLEWOOD, Colo. April 25, 1997 -- U S WEST Communications Group (NYSE: USW) today reported another record quarter of earnings growth. Continued healthy revenue growth, successful marketing campaigns, and tighter cost controls in its core business enabled the company to achieve double digit earnings growth, while investing in growth initiatives and absorbing regulatory impacts.

First quarter 1997 normalized income increased 13.5 percent to $328 million, up $39 million from the first quarter of 1996. Normalized earnings per share grew to $.68 for the quarter, 11.5 percent higher than the $.61 in the first quarter of 1996. Results for first quarter 1997 were normalized for an $11 million one-time, after-tax gain associated with the sale of selected rural exchanges in Nebraska, while the first quarter 1996 results were normalized to reflect the effects of a change in accounting principle.

With 5 percent revenue growth for the quarter and a continued slowing of operating expense growth, up only 4 percent including costs associated with starting up new business initiatives, the company was able to generate strong earnings and expanded margins.

"U S WEST Communications Group has started off 1997 with double-digit momentum on the heels of 1996's accelerating results," said Richard McCormick, chairman and chief executive officer of U S WEST, Inc. "The U S WEST Communications team has struck the delicate balance of running the business for today while building it for tomorrow."

"This quarter's strong results reflect continued cost control initiatives, the step-up of marketing efforts, and the continued vitality of our operating territory," said U S WEST Communications president and CEO Sol Trujillo. "Our continued focus on growing revenues, controlling costs and tightening management disciplines throughout the business has enabled us to deliver the results we've committed to our shareowners. At the same time, we are investing in growth opportunities that will position us even better for the future."


First  Quarter  Highlights  Include:
Volumes  and  Penetration:
- The addition of 688,000 access lines (adjusted for the sales of selected rural exchanges) over the past twelve months for an access line growth rate of
4.6 percent. On an adjusted basis, business access lines grew at 6.3 percent, while residential access lines grew at 3.9 percent.

- A 29 percent increase in residential customer additional access lines versus first quarter 1996, including growth of 81,000 lines in the first quarter of 1997 alone -- driving penetration of this service to 11.6 percent.

- An unprecedented one-quarter gain of over 900,000 Caller ID subscribers -- the result of an aggressive and highly successful promotional campaign -- driving residential penetration of this product to 26 percent. Revenue generation from these significant sales will primarily begin during the second quarter.

- An increase of 19.1 percent in customer order volumes versus the first quarter of 1996, including orders for new services, transfers, and changes.

- Voice messaging subscriber levels reached over 1.3 million -- driving residential penetration of this product to approximately 16 percent.

Sales  and  Revenues:
- Local service revenue growth of 7.5 percent, with almost half of the growth driven by the sales of vertical features. Adjusted for a one-time reduction in cellular access pricing mandated by the 1996 Telecommunications Act, local service revenues would have grown by 8.9 percent.

- A 22 percent increase in private line and special access revenues, which totaled over $200 million for the first quarter -- a reflection of the company's growing data networking services business and its ability to successfully compete in one of the most highly competitive segments of the telecommunications market.

- A 9.2 percent increase in total access revenues to almost $900 million for the first quarter -- reflecting accelerating dedicated access product sales, continued growth in switched access minutes of use, and solid access line growth.

- Total revenues from new products and services up nearly 50 percent from first quarter 1996 to approximately $232 million -- now representing 9.0 percent of total revenues. Total vertical services revenue of approximately $266 million -- a 21 percent growth over first quarter 1996.

Growth  Initiatives:
- Data networking services revenues of over $67 million in the quarter -- up 63 percent from the same quarter of 1996.

- The successful introduction and initial state rollouts of an innovative, strongly competitive 1-800 platform calling card product which allows U S WEST customers to place interLATA and intraLATA calls from anywhere within or outside of U S WEST's service territory.

- The winning bids for 53 PCS licenses in the FCC's D and E block spectrum auctions. These licenses cover nearly 20 million POPs and the vast majority of U S WEST Communications' metropolitan service area. U S WEST's successful bids totaled $57 million for an attractive price of $2.88 per POP.

Costs  and  Margins:
- The third consecutive quarter in which both employee related and total operating expense growth levels have slowed. The growth in other operating expenses was primarily attributable to a step up in marketing activity, principally associated with successful Caller ID and brand enhancement campaigns.

- Employee level reductions of almost 4,000 since first quarter of 1996 which, coupled with strong access line growth, have driven telco employees per 10,000 access lines down 11.5 percent.

- The absorption of $20 million of costs in reported total operating expenses associated with the start-up of out-of-region data networking services, PCS, and long distance operations. Without these costs, EBITDA (earnings before interest, taxes, depreciation, and amortization), operating income and normalized EPS would have increased approximately 6.0 percent, 9.5 percent and 12.9 percent, respectively.

- Growth in cash provided by operating activities of 36 percent, or almost $300 million, and even stronger growth in net cash flow, enabled the company to reduce its borrowing levels by over $450 million during the quarter.

- Expansion of both EBITDA and operating margins to 45.3 percent and 24.9 percent, respectively.

Trujillo added that the company is on plan with where it said it would be starting into the second quarter of 1997 and he is excited for what is expected to be a strong year for U S WEST Communications Group, both operationally and in building for future growth. He also reiterated that as the year progresses, costs associated with starting up new businesses and complying with the Telecommunications Act of 1996 will accelerate, dampening earnings growth in the later quarters.

About  U  S  WEST  Communications  Group:

U S WEST Communications Group (NYSE: USW) provides telecommunications and high-speed data networking services to more than 25 million customers in 14 western and midwestern states. The company is one of two major groups that make up U S WEST, Inc. U S WEST is in the connections business, helping customers share information, entertainment and communications services in local markets worldwide. U S WEST's other major group, U S WEST Media Group (NYSE: UMG), is involved in domestic and international cable and wireless networks, directory publishing and interactive multimedia services.

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[Safe Harbor statement:  Some of the information presented in or in connection with this announcement constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its
expectations.    Factors  that  could  cause  actual  results  to  differ from expectations include: (i) different than anticipated competition from new entrants into the local exchange and intraLATA toll markets, (ii) changes in demand for the company's products and services, including optional custom calling features, (iii) different than anticipated employee levels, capital expenditures or operating expenses as a result of unusually rapid, in-region growth, (iv) the gain or loss of significant customers, (v) pending regulatory actions in state jurisdictions, and (vi) regulatory changes affecting the telecommunications industry, including changes that could have an impact on the competitive environment in the local exchange market.]

                                      ###

NOTE:    THIS RELEASE AND THE ATTACHED FINANCIAL INFORMATION WILL BE AVAILABLE
ON  THE  INTERNET AFTER 8:00 A.M. (MDT) BY ACCESSING U S WEST'S INTERNET SITE:
WWW/USWEST.COM